Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated this 15th day of June, 2017 (“Effective Date”) by and between John P. Miller (“Miller”) and Power Solutions International, Inc. (“Company”).

PREAMBLE

WHEREAS, The Company wishes to employer Miller as its President and Chief Executive Officer (“CEO”);

WHEREAS, Miller desires to be employed by the Company as its CEO and to perform services on behalf of the Company; and

WHEREAS, Miller and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Miller agree as follows:

AGREEMENT

1. Incorporation of Preamble. The preambles to this Agreement are hereby incorporated into this Agreement and made an integral part of this Agreement by this reference.

2. Employment. The Company shall employ Miller, and Miller hereby accepts such employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). Miller’s employment is “at-will” and may be terminated by either party at any time, subject to the provisions of Section 5.

3. Position and Duties.

(a) Miller shall serve as the Company’s President and CEO, with overall responsibility for the business and affairs of the Company.

(b) Miller (i) shall report to the Board of Directors of the Company (the “Board”), (ii) shall devote substantially all of Miller’s business time and attention (except for permitted vacation periods, periods of illness or other incapacity, or for engaging in educational, civic, charitable or other similar activities, as long as such activities do not materially interfere with Miller’s duties to the Company) to the business and affairs of the Company, (iii) shall not engage in any other business activity without the prior written approval of the Board, and (iv) shall perform Miller’s duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall strive to promote the success and best interests of the Company.

4. Compensation and Benefits.

(a) Base Salary. Miller’s base salary shall be $360,000 per annum, or such other increased rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), provided that no decreases in Base Salary may be made without the written consent of Miller unless the decrease affects all similarly situated senior management team members in the same relative proportion. Base Salary will be payable by the Company in regular semi-monthly installments in accordance with the Company’s general payroll practices.

(b) Benefits. During the Employment Period, Miller shall be entitled to participate in all of the Company benefit programs for which senior management team members of the Company are generally eligible.

(c) KPI Bonus. For each of the Company’s fiscal year during the Employment Period, Miller shall be entitled to participate in any Company Key Performance Indicator (“KPI”) plan in accordance with the terms and conditions of such plan, if any, with a target KPI bonus equal to 60% of his Base Salary. Initial goals and objectives will be established within ninety (90) days after the Effective Date. A portion of the KPI bonus for the Company’s 2017 fiscal year shall be paid to Miller in $12,500 installments on each of June 15, 2017, September 15, 2017, December 15, 2017 and March 15, 2018; provided that Miller is an employee in good standing of the Company on each of the foregoing payment dates.

(d) Equity. Subject to the approval of the Compensation Committee of the Board, Miller shall be awarded 36,000 shares of restricted stock (the “Stock Award”), vesting 50% on the first anniversary of the Effective Date and 50% on the second anniversary of the Effective Date; provided that Miller is an employee in good standing on each of the foregoing anniversaries dates. The Stock Award shall be subject to the terms and conditions of the Power Solutions 2012 Incentive Compensation Plan.

(e) Business Expenses. During the Employment Period, the Company will reimburse Miller for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(f) Vacation. Miller shall be eligible to take vacation as approved by the Board.

(g) Payroll Withholding. All amounts payable to Miller by the Company as compensation will be subject to withholding by the Company as required under applicable law.

(h) Other Perquisites. Miller shall be entitled to enjoy other perquisites and benefits consistent with his position as President and CEO to the extent such perquisites are offered by the Company generally to other senior management team members of the Company.

5. Term; Termination; Severance. The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Miller’s death; (ii) a termination by the Company at any time; or (iii) a termination by Miller at any time. Any termination of Miller’s employment with the Company shall be a “Termination.” The date of any termination of Miller’s employment with the Company shall be the “Termination Date.”

(a) The Company may terminate Miller’s employment at any time with Cause (as defined in Section 9(b) of this Agreement) by giving written notice of such termination to Miller designating an immediate or future date, as outlined below.

(b) Miller may terminate Miller’s employment by giving the Company Sixty (60) days’ days’ prior written Notice of Termination (as defined in Section 5(c) of this Agreement). Upon such notice, the Company may, at its option, (i) make Miller’s termination effective immediately, (ii) require Miller to continue to perform Miller’s duties hereunder during such fourteen (14) day period, with or without restrictions on Miller’s activities, and/or (iii) accept Miller’s notice of termination as Miller’s resignation from the Company at any time during such fourteen (14) day period; provided, that the Company shall (x) pay Miller’s Base Salary under Section 4(a) and benefits under Section 4(b) through the date on which Miller ceases to perform services for the Company and (y) pay to Miller any KPI Bonus related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI Bonus has been determined by the Board but not yet paid to Miller as of the Termination Date.

(c) Any termination by the Company for Cause or without Cause, or by Miller, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Miller’s employment under the provision so indicated, if for Cause, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date.

(d) Miller’s employment will terminate immediately without any notice upon Miller’s death.

(e) If Miller is determined to be Disabled or Incapacitated during the Employment Period, the Company may give Miller written notice of its intention to terminate Miller’s employment. In such event, Miller’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Miller (the “Disability Effective Date”) unless within the 30-day period after such receipt, Miller shall have returned to full time performance of Miller’s duties. Whether Miller is Disabled or Incapacitated shall be determined by a physician selected by the Board of Directors of the Company (the “Board”) or the Company’s insurers, which physician is reasonably acceptable to Miller. Upon request, Miller shall provide the Board with documentation from Miller’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Miller’s performance of Miller’s job duties, as well as any accommodations that could be made.

(f) If Miller’s employment is terminated because of Miller’s death or a determination that Miller is Disabled or Incapacitated, then prior to the 30th day following the Termination Date, the Company shall pay to Miller (or his legal representatives) in a lump sum, to the extent not previously paid, the Base Salary through the Termination Date, less applicable withholdings.

(g) If the Company terminates Miller’s employment without Cause, then the Company will provide Miller with the following severance payments and/or benefits:

(i) Prior to the 30th day following the Termination Date, the Company shall pay to Miller, in regular semi-monthly installments the Base Salary through the Termination Date, any accrued but unused vacation existing as of the Termination Date, and any KPI Bonus related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such KPI Bonus has been determined by the Board but not yet paid to Miller as of the Termination Date.

(ii) Starting as of the next applicable Company payroll date after the Termination Date (provided Miller has executed and delivered a Release Agreement pursuant to Section 5(i) below, and such Release Agreement has become effective and irrevocable), the Company will pay Miller a monthly amount equal to the (x) Base Salary, divided by (y) 12 (the “Cash Severance”), less applicable withholdings, for a period of one (1) year following the Termination Date. The initial severance payment will include (without interest) any amounts withheld pending execution and irrevocability of the Release Agreement. For purposes of this Agreement, the period from the Termination Date to the date the last monthly payment is made pursuant to this Section 5(g) is referred to as the “Severance Period.”

(iii) During the Severance Period, if Miller elects, and to the extent Miller is and remains eligible for COBRA Continued Coverage (as defined in Section 9(c) of this Agreement), the Company shall continue to pay its portion of premiums for any such COBRA Continued Coverage on the same terms that would have been provided to Miller had Miller’s employment continued with Company. Any benefits that Miller is eligible to receive, if any, will cease immediately upon Miller becoming ineligible for COBRA Continued Coverage and/or becoming gainfully employed and being eligible for benefits at his new place of employment. Miller shall notify the Company in writing promptly after Miller’s commencement of such other employment.

(iv) The severance payments and benefits under this Section 5(g) are to the exclusion of any other severance policy, program or benefit.

(v) Notwithstanding anything in the foregoing to the contrary, if prior to the Termination Date the Company offers Miller another executive-level position with the Company at a salary that is at least equal to Miller’s Base Salary, and if Miller rejects such other position, no severance payments and/or benefits shall be provided.

(h) If Miller’s employment with the Company is separated for Cause, then following the Termination Date, the Company shall pay to Miller, less applicable withholdings, to the extent not previously paid, (a) the Base Salary through the Termination Date, at the time required by applicable law, and (b) any accrued vacation or paid time off that Miller has not used prior to the Termination Date, at the time required by applicable law.

(i) The obligations of the Company to make payments under Section 5(g) are conditioned on Miller executing and returning to the Company a general release agreement (“Release Agreement”) in favor of the Company, the Company Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Miller’s employment in the form acceptable to Company, with such Release Agreement being executed no earlier than the Date of Termination and and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Miller’s Termination Date. To the extent such fifty-five (55) day period may cover two taxable years, payments will not commence until the later of the two such years. Miller acknowledges that until a Release Agreement is timely executed and delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to pay any Cash Severance due to Miller under this Agreement. If Miller has breached in any material respect any of Miller’s obligations in Section 6 below, then, without precluding its right to take any other actions available pursuant to this Agreement or applicable law, the Board may elect to immediately terminate Miller’s right to receive, and Company’s obligation to pay, any additional Cash Severance, and Miller shall have no further rights to Cash Severance.

6. Miller Covenants. Miller agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Miller must not use any Confidential Information (as defined below), special knowledge of the Business, or the relationships of the Company or the Company Affiliates with their respective customers, all of which Miller will continue to gain access to through Miller’s employment with the Company, other than in the furtherance of Miller’s legitimate job duties. Accordingly, Miller agrees to the following restrictive covenants.

(a) Confidential Information. Miller acknowledges that by reason of his employment by the Employer and the Company, or while being associated with the Company Affiliates, Miller has had and will continue to have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Miller agrees that during the Employment Period and after his termination for any reason he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Miller’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Miller, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Miller acknowledges that all documents and other property including or reflecting Confidential Information furnished to Miller by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Miller by reason of the performance of his duties for, or his association with, the Company or any Company Affiliate shall at all times be the property of the Company. Miller shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information”

means information that the Company or any Company Affiliate regard and treat as confidential; is not known or accessible to competitors or other third persons not having a legitimate need to know; has value to the Company or any Company Affiliate due to the confidentiality thereof; and if disclosed, could result in substantial competitive or business disadvantage. Such information includes (x) trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) all information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Miller acknowledges that by reason of Miller’s duties and association with the Company and the Company Affiliates, Miller has had and will continue to have access to Confidential Information concerning the Company and the Company Affiliates and that Miller’s services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Miller agrees that during his employment with the Company and until the one (1) year anniversary of the Termination Date (regardless of the reason for termination), Miller shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Miller’s employment with the Company ends and in which Miller, during the course of his employment, has had management or non-management responsibility, provided know-how or has had access to Confidential Information. The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its business as of Miller’s termination from the Company. The foregoing shall not restrict Miller from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in the Business.

(c) Non-Solicitation. Miller agrees that during his employment with the Company and until the one (1) year anniversary of the Termination Date (regardless of the reason for termination), he shall not on his own behalf or on behalf of any other person or entity, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor, or in any other capacity: (i) induce or attempt to induce any employee of the Company or any Company Affiliate to leave his or her employ or in any way interfere with the relationship between the Company or any Company Affiliate and any employee thereof; (ii) solicit to hire or hire any person who was an employee of the Company or any Company Affiliate at any time during the two-year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to purchase services or products that are provided by the Company or any Company Affiliate, (iv) induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate (including making any negative statements or communications about the Company or any Company Affiliate or any of their respective officers, directors, products or services).

7. Enforcement and Remedies.

(a) If, at the time of enforcement of any of Sections 6(a),(b) or (c), a court of competent jurisdiction shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court shall be allowed to substitute the maximum legally-permissible restrictions for the restrictions contained in this Agreement.

(b) Miller acknowledges that the provisions of Section 6 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Miller expressly agrees and acknowledges that the restrictions contained in Section 6 do not preclude Miller from earning a livelihood, nor do they unreasonably impose limitations on Miller’s ability to earn a living. In addition, Miller agrees and acknowledges that the Company and the Company Affiliates are engaged in the Business, the Business is highly competitive and the services to be performed by Miller for the Company are unique and global in nature, and the potential harm to the Company and the Company Affiliates of the non-enforcement of the provisions of this Section 6 outweighs any harm to Miller of the enforcement of such provisions by injunction or otherwise. Miller acknowledges that Miller has carefully read this Agreement and has given careful consideration to the restraints imposed upon Miller by this Agreement, and is in full accord as to their necessity. Miller expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company and the Company Affiliates, and Miller agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 6, and that the Company would be irreparably damaged if Miller were to disclose the Confidential Information, solicit or hire employees, solicit customers or provide services to any person or entity in violation of the provisions of this Agreement. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any Company Affiliate or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm). Nothing herein is intended to limit the rights and remedies of the Company or any Company Affiliate under the Illinois Trade Secrets Act or under any other statute or the common law concerning the unauthorized disclosure of confidential information.

8. Post Termination Obligations.

(a) Return of Company Materials. Immediately upon Notice of Termination of Miller’s employment for any reason, Miller shall return to the Company, and shall not retain in any form or media of expression, all Company and Company Affiliate property that is then in Miller’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Miller has or had relating to the Company or any Company Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Miller will certify in writing, in a form acceptable to the Company, that Miller has returned all Company and Company Affiliate property, including any Confidential Information and copies thereof.

(b) Miller Assistance. During the Employment Period and for eighteen (18) months thereafter, Miller shall, upon reasonable notice, reasonably assist the Company and the Company Affiliates (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Miller’s employment or the period of Miller’s employment by the Company. The Company shall reimburse Miller for all of Miller’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for Miller’s service under this Section.

9. Definitions. The following terms shall have the meanings set forth below:

(a) “Business” means the engineering, design, manufacture and distribution of clean-tech engines and power systems for the industrial and on-road sectors.

(b) “Cause” means that the Company makes a good faith determination that Miller has: (1) violated any Company policy or procedure that causes material harm or risk to the Company including but not limited to sexual harassment, misappropriation, or fraud; (2) been convicted of a crime which is injurious to the Company’s operation or reputation; (3) engaged in a material breach of this Agreement; (4) engaged in willful failure or willful inability to perform Miller’s duties under this Agreement; (5) engaged in any act or omission, which in any material way impairs the reputation, goodwill or business position of the Company; or (6) Miller is prohibited by order of a government agency or court from being employed by the Company or any Company Affiliate in the role set forth in this Agreement; For purposes of subsections (3) and (4) of this Section 9(b), a termination will not be for “Cause” to the extent such conduct is curable, unless Company shall have notified Miller in writing describing such conduct and prescribing conduct required to cure such conduct and Miller shall have failed to cure such conduct within ten

(10) business days after his receipt of such written notice. Miller’s refusal to relocate to retain his employment shall not constitute “Cause.” For purposes of this definition of Cause, no act or failure to act on the part of Miller shall be considered willful if it is done, or omitted to be done, by Miller in good faith and with a good faith belief that Miller’s act or omission was in the best interests of Company.

(c) “COBRA Continuation Coverage” means any medical, dental and vision care benefits that Miller and his “qualifying family members” (defined below) elect and are eligible to receive upon the Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Retirement Income Security Act of 1974, as amended. For this purpose, Miller’s “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(e) “Company Affiliate” means PSI and each corporation, limited liability company, partnership, association or business entity of which a majority of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by PSI or one or more Subsidiaries of PSI or a combination thereof.

(f) “Disabled or Incapacitated” means Miller’s inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Miller’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12) month period irrespective of whether such days are consecutive.

(g) “Termination Date” means (i) if Miller’s employment is terminated by Company for Cause or by Miller, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 5, as the case may be, (ii) if Miller’s employment is terminated by the Company without Cause, the date on which Miller ceases to perform services for the Company, (iii) if Miller’s employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Miller’s employment is terminated by reason of death, the date of death.

10. Notices. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Miller:	John P. Miller At the address on file with the Company.

If to the Company:	Power Solutions International, Inc. 201 Mittel Drive Wood Dale, IL 60191 Attn: William Buzogany wbuzogany@psiengines.com or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

11. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) including the exceptions thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, and any payments hereunder shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. The Company shall be entitled to amend this Agreement to comply and/or clarify a payments compliance with Section 409A (or an exemption therefrom), provided, however, to the extent that any provision hereof is modified, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything in the Agreement to the contrary, in no event whatsoever shall the Company be liable for any tax, interest or penalty that may be imposed on Miller under Section 409A or any damages for failing to comply with Section 409A.

(b) Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to Miller in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Miller is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Miller’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid (without interest) to Miller in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Miller on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

12. General Provisions.

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully supersedes and replaces any existing employment agreement between or among Miller and the Company or any Company Affiliate. Further, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Miller, the Company and their respective successors and assigns; provided, that the rights and obligations of Miller under this Agreement shall not be assignable.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles). Each party hereto irrevocably submits itself to the exclusive jurisdiction of the courts of the State of Illinois located in DuPage County, Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois, for the purpose of bringing any action that may be brought in connection with the provisions hereof. Each party hereto individually agrees not to assert any claim that such party is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

(e) Survival. The provisions set forth in Sections 5 through 8 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination or expiration of this Agreement and/or the end of the Employment Period and the termination of Miller’s employment for any reason.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Miller.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ William A. Buzogany
Name:	William A. Buzogany
Title:	VP Human Resources

JOHN P. MILLER

/s/ John P. Miller

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